Hal Lyons
Chief Financial Officer
(650) 340-1888

AeroCentury Corp. Reports Fourth Quarter 2019 and Fiscal Year 2019 Results

BURLINGAME, California, March 30, 2020 -- AeroCentury Corp. (“AeroCentury” or the “Company”) (NYSE American: ACY), an independent aircraft leasing company, today reported a fourth quarter 2019 net loss of $7.0 million, or ($4.55) per share, compared to a net loss of $3.8 million, or ($2.48) per share, for the fourth quarter of 2018. Net loss for the year ended December 31, 2019 was $16.7 million or ($10.78) per share, as compared to a net loss of $8.1 million, or ($5.58) per share in 2018. The results for the fourth quarter of 2018 and subsequent periods reflect the combined operations of AeroCentury and its subsidiary, JetFleet Holding Corp. (“JetFleet”), which was acquired by the Company on October 1, 2018.

The termination of the leases for, and repossession of, four aircraft from one of the Company’s lessees (“Repossessed Aircraft”) in the third quarter of 2019 had a substantial adverse impact on the Company’s results. As a result of those events, the Company recognized maintenance reserves revenue of $17.0 million with respect to the Repossessed Aircraft at the time of repossession, but also recorded impairment losses for the Repossessed Aircraft of $22.3 million and $6.1 million during the third and fourth quarters, respectively, based on third-party appraised values for three of the aircraft and expected sales proceeds for the fourth aircraft. Results for the year ended December 31, 2019 also included impairment losses totaling $2.6 million, based on third-party appraised values or expected sales proceeds, for three older turboprop aircraft, a spare engine and an older turboprop aircraft that is being sold in parts.

The results for the year ended December 31, 2019 included a $2.9 million bad debt allowance related to three of the Company’s aircraft that are leased pursuant to finance leases, one of which was sold to the lessee in January 2020. Although the Company recorded a bad debt allowance of $3.9 million during the third quarter of 2019, the Company reduced its allowance by $1.0 million during the fourth quarter of 2019 as a result of cash received during the quarter and anticipated cash to be received from the lessees in the first quarter of 2020. Results for the quarter and year ended December 31, 2019 also included ($199,900) and $255,200, respectively, of non-cash amounts related to interest rate swaps the Company entered into during the first quarter of 2019.

The results for the fourth quarter and the year ended December 31, 2018 included a settlement loss of $2.5 million in connection with the acquisition of JetFleet, the parent of the management company for the Company, which closed on October 1, 2018. The 2018 fourth quarter and full year results also included $1.0 million and $3.4 million, respectively, of net losses related to the sale of off-lease, older turboprop aircraft. The 2018 full year results also included impairment provisions totaling $3.0 million on five off-lease turboprop aircraft that were identified as held for sale, two of which were sold during the year, as well as $1.6 million of maintenance reserves revenue resulting from payments received from a lessee that returned three leased aircraft to the Company in 2017 which payments the Company has recorded as they were received.

As a result of the asset impairments and bad debt allowances discussed above, the Company is in default of several provisions of its credit facility, under which approximately $84 million in borrowings are currently outstanding. While in default, the Company is unable to borrow any additional amounts under the credit facility. Further, the default has given rise to a number of remedies in favor of the lenders, including but not limited to the acceleration of maturity of all amounts owing under the credit facility and the ability to act upon the security interests of the lenders in substantially all of the Company’s aircraft assets. The Company is currently in negotiations with its credit facility lenders in an attempt to convert the credit facility into a term loan facility.

AeroCentury Corp. Reports 4Q2019 Earnings
March 30, 2020

Fourth Quarter 2019 Highlights and Comparative Data

●
Net loss was $7.0 million compared to a loss of $8.2 million in the preceding quarter and a loss of $3.8 million a year ago.
● EBITDA(1) was ($2.9) million compared to ($5.2) million in the preceding quarter and $1.9 million a year ago.
●
Average portfolio utilization was 83% during the fourth quarter of 2019, compared to 97% during the third quarter and 95% in the fourth quarter of 2018. The decreases from the third quarter of 2019 and fourth quarter of 2018 were primarily a result of the return of the four Repossessed Aircraft in late September 2019.
●
Total revenues decreased 80% to $4.9 million for fourth quarter of 2019, compared to $24.0 million in the preceding quarter, and decreased 24% from $6.4 million in the fourth quarter a year ago.
o
Operating lease revenue decreased 29% to $4.8 million in the fourth quarter of 2019 from $6.7 million in the third quarter of 2019 as a result of the return of the Repossessed Aircraft in late September 2019. Operating lease revenue decreased 33% from $7.2 million in the fourth quarter of 2018 as a result of the sale of a leased asset in March 2019 and the return of the Repossessed Aircraft in September 2019, the effects of which were partially offset by revenue from on-lease assets purchased during 2018.
o
The Company recorded $17.0 million of maintenance reserves revenue in the third quarter of 2019. The Company recorded no such revenue during the fourth quarters of 2019 and 2018.
o
During the fourth quarter of 2019, the Company recognized net gains of $5,000 related primarily to the sale of aircraft parts and an aircraft. During the third quarter of 2019, the Company recognized gains of $44,000 related to the sale of aircraft parts, an aircraft and a spare engine. During the fourth quarter of 2018, the Company recognized a $1.0 million loss on sale of an aircraft.
●
Total operating expenses decreased 60% to $13.8 million from $34.5 million in the preceding quarter, and increased 36% from $10.1 million in the fourth quarter a year ago.
o
During the fourth quarter of 2019, the Company recognized asset impairments of $6.1 million, based on third-party appraised values or expected sales proceeds, compared to the third quarter of 2019, when the Company recognized $23.4 million of asset impairments based on third-party appraisals or expected sales proceeds. The Company recorded no asset impairments during the quarter ended December 31, 2018.
o
Depreciation expense decreased by 18% to $2.4 million in the fourth quarter of 2019 from $3.0 million in the preceding quarter and decreased by 24% from $3.2 million in the fourth quarter a year ago, due to sales of aircraft during 2019 and the reclassification of several aircraft from held for lease to held for sale.
o
Interest expense increased by 52% to $3.6 million in the fourth quarter of 2019 from $2.3 million in the third quarter and increased 47% from $2.4 million in the fourth quarter of 2018, primarily as a result of a higher average interest rate and a $1.1 million writeoff of a portion of the Company’s unamortized debt issuance costs related to its credit facility, the effects of which were partially offset by a lower average debt balance.
o
As a result of payment delinquencies by two customers that leased three of the Company’s aircraft subject to finance leases, the Company recorded a bad debt expense of $3.9 million during the third quarter of 2019, $1.0 million of which was reversed during the fourth quarter. The Company recorded no bad debt expense during the fourth quarter of 2018.
o
The fourth quarter of 2019 included a $500,000 increase in salaries, employee benefits and professional fees and other expenses compared to the management fees and professional fees and other expenses incurred in the year-ago quarter. Such expenses were $600,000 higher than in the third quarter of 2019. Both increases were primarily due to the writeoff of a portion of the Company’s unamortized legal costs related to its credit facility.
●
Book value per share was $15.05 as of December 31, 2019, compared to $19.48 at September 30, 2019 and $26.71 a year ago.

(1) EBITDA is a non-GAAP measure. See below for its method of calculation and reconciliation to its most directly comparable GAAP measure, as well as other information about the use of non-GAAP measures generally, at the end of this press release.

Aircraft and Engine Portfolio

AeroCentury’s portfolio currently consists of sixteen aircraft, spread over seven different aircraft types. Eleven of the aircraft, comprised of nine regional jets and two turboprops, are held for lease. Three additional regional jets and two turboprops are held under sales-type or direct finance leases. The Company also has three turboprop aircraft, two of which are being sold in parts, and three regional jet aircraft that are held for sale. The current customer base comprises nine customers operating in seven countries.

About AeroCentury: AeroCentury is an independent global aircraft operating lessor and finance company specializing in leasing regional jet and turboprop aircraft and related engines. The Company's aircraft and engines are leased to regional airlines and commercial users worldwide.

AeroCentury Corp. Reports 4Q2019 Earnings
March 30, 2020

Condensed Consolidated Statements of Income
(in thousands, except share and per share data) (Unaudited)

	For the Three Months Ended			For the Years Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2019	2019	2018	2019	2018

Operating lease revenue	$4,789	$6,706	$7,177	$25,609	$27,637
Maintenance reserves revenue(2)	-	16,968	-	16,968	1,629
Finance lease revenue	88	269	249	853	1,251
Gain/(loss) on disposal of assets	5	44	(1,034)	327	(3,409)
Loss on sales-type finance leases	-	-	-	(171)	-
Other income	1	-	4	13	8
	4,883	23,987	6,396	43,599	27,116

Provision for impairment	6,084	23,355	-	31,007	2,971
Depreciation	2,447	2,970	3,217	11,588	12,637
Interest	3,559	2,348	2,419	11,303	9,506
Professional fees and other	1,614	1,100	1,141	4,740	2,818
Bad debt expense	(1,009)	3,918	-	2,909	-
Salaries and employee benefits	618	529	592	2,368	592
Maintenance costs	478	256	231	851	636
Management fees	-	-	-	-	4,483
Settlement loss	-	-	2,527	-	2,527
	13,791	34,476	10,127	64,766	36,170

Loss before income taxes	(8,908)	(10,489)	(3,731)	(21,167)	(9,054)

Income tax benefit	(1,867)	(2,258)	103	(4,508)	(973)

Net loss	$(7,041)	$(8,231)	$(3,834)	$(16,659)	$(8,081)

Loss per share:
Basic	$(4.55)	$(5.32)	$(2.48)	$(10.78)	$(5.58)
Diluted	$(4.55)	$(5.32)	$(2.48)	$(10.78)	$(5.58)

Shares used in per share computations:
Basic	1,545,884	1,545,884	1,545,884	1,545,884	1,449,261
Diluted	1,545,884	1,545,884	1,545,884	1,545,884	1,449,261

(2) Maintenance reserves revenue is dependent upon the amount of reserves retained upon lease terminations. The three months ended September 30, 2019 and year ended December 31, 2019 included $17.0 million of maintenance reserves revenue resulting from reserves retained upon termination of four aircraft leases. The year ended December 31, 2018 included $1.6 million of maintenance reserves revenue resulting from payments received by the Company during the first two quarters of 2018 from a lessee that returned three leased aircraft to the Company in 2017.

AeroCentury Corp. Reports 4Q2019 Earnings
March 30, 2020

Condensed Consolidated Balance Sheets
(in thousands) (Unaudited)

ASSETS
	December 31,	December 31,
	2019	2018

Cash and cash equivalents	$2,350	$1,543
Restricted cash	1,077	-
Securities	-	121
Accounts receivable	1,140	3,967
Finance leases receivable	8,802	15,251
Aircraft, net of accumulated depreciation	108,369	184,020
Assets held for sale	26,036	10,223
Property, equipment and furnishings, net of accumulated depreciation	63	69
Office lease right of use, net of accumulated amortization	948	-
Favorable lease acquired, net of accumulated amortization	-	863
Deferred tax asset	518	255
Prepaid expenses and other assets	293	840
Total assets	$149,596	$217,152
LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Accounts payable and accrued expenses	$736	$1,026
Accrued payroll	164	79
Notes payable and accrued interest, net of unamortized debt issuance costs	111,638	131,092
Derivative liability	1,825	-
Lease liability	337	-
Maintenance reserves	4,413	28,527
Accrued maintenance costs	446	463
Security deposits	1,034	3,368
Unearned revenues	3,039	3,275
Deferred income taxes	2,530	7,537
Income taxes payable	175	497
Total liabilities	126,337	175,864

Stockholders’ equity:
Preferred stock, $0.001 par value	-	-
Common stock, $0.001 par value	2	2
Paid-in capital	16,783	16,783
Retained earnings	10,882	27,540
Accumulated other comprehensive income	(1,371)	-
Treasury stock	(3,037)	(3,037)
Total stockholders’ equity	23,259	41,288
Total liabilities and stockholders’ equity	$149,596	$217,152

AeroCentury Corp. Reports 4Q2019 Earnings
March 30, 2020

Use of Non-GAAP Financial Measures

To supplement the Company’s financial information presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”), this press release includes the non-GAAP financial measure of EBITDA. The Company defines EBITDA as net (loss)/income, plus depreciation expense, plus interest expense and plus/(minus) income tax provision/(benefit). The table below provides a reconciliation of this non-GAAP financial measure to its most directly comparable financial measure calculated and presented in accordance with GAAP. This non-GAAP financial measure should not be considered as an alternative to GAAP measures such as net (loss)/income or any other measure of financial performance calculated and presented in accordance with GAAP. Rather, the Company presents this measure as supplemental information because it believes it provides meaningful additional information about the Company’s performance for the following reasons: (1) this measure allows for greater transparency with respect to key metrics used by management, as management uses this measure to assess the Company’s operating performance and for financial and operational decision-making; (2) this measure excludes the impact of items management believes are not directly attributable to the Company’s core operating performance and may obscure trends in the business; and (3) this measure may be used by institutional investors and the analyst community to help analyze the Company’s business. The Company’s non-GAAP financial measures may not be comparable to similarly-titled measures of other companies because they may not calculate such measures in the same manner as the Company does.

	For the Three Months Ended (in thousands)			For the Years Ended (in thousands)
	December 31,	September 30,	December 31,	December 31,	December 31,
	2019	2019	2018	2019	2018
Reconciliation of Net loss to EBITDA:
Net loss	$(7,041)	$(8,231)	$(3,834)	$(16,659)	$(8,081)
Depreciation	2,447	2,970	3,217	11,588	12,637
Interest	3,559	2,348	2,419	11,303	9,506
Income tax (benefit)/provision	(1,867)	(2,258)	103	(4,508)	(973)
EBITDA:	(2,902)	(5,171)	1,905	1,724	13,089